[Symbollon Logo]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 22, 2002



TO THE STOCKHOLDERS OF SYMBOLLON PHARMACEUTICALS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 22, 2002 at 10:00 a.m., local time, for the following purposes:

1. To consider and act upon the election of one director as the Class III director to serve on the Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2005;

2. To consider and act upon a proposal to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the current fiscal year ended December 31, 2002; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 1, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.



                                 By the order of the Board of Directors,

                                            PAUL C. DESJOURDY
                                           Assistant Secretary

Dated: April 8, 2002

                         SYMBOLLON PHARMACEUTICALS, INC.

                                 37 LORING DRIVE
                            FRAMINGHAM, MA 01702-8768
                                 (508) 620-7676

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Pharmaceuticals, Inc. (the "Company" or "Symbollon") for the Annual Meeting of Stockholders to be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 22, 2002 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Assistant Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: (1) for the election of the nominee set forth under the caption "Election of Director;" and (2) for the ratification of the appointment of BDO Seidman, LLP as the independent auditors of the Company.

         The approximate date on which the Company intends to mail or otherwise deliver copies of this Proxy Statement and the accompanying form of proxy to the Company's stockholders is April 9, 2002.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of the Company's Class A Common Stock, $.001 par value per share (the "Common Stock"), of record as at the close of business on April 1, 2002, are entitled to vote at the meeting. On the record date there were issued and outstanding 4,190,204 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding shares of Common Stock, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominee as a director. The affirmative vote of a majority of the outstanding shares is necessary to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes, but not in the tabulation of the votes cast on proposals presented to stockholders.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and employees of the Company may solicit proxies by telephone or other means of communication. The Company, through its transfer agent, will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares of Common Stock held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares and will reimburse them for their reasonable expenses in forwarding the proxy material.

                               BOARD OF DIRECTORS

Election of Director

         Pursuant to the Company's Certificate of Incorporation, as amended, the Company's Board of Directors, which currently consists of five members, is divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The term of the Class III director expires at this Meeting. The terms of the Class I and Class II directors will expire at the 2003 and 2004 Annual Meetings of Stockholders, respectively. One director is to be elected at this Meeting to fill the term of the Class III director that expires at this Meeting. The Board of Directors has proposed Jack H. Kessler as nominee for reelection as Class III director of the Company at this Meeting. If elected to be the Class III director, such nominee will serve until the expiration of his term at the Annual Meeting of Stockholders in 2005 and until his successor is elected and qualified.

         Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote at the meeting the shares of Common Stock to which the proxy relates to elect the nominee named above. The nominee is currently a director of the Company. The Board of Directors recommends that the nominee be elected as director of the Company and it is intended that the accompanying proxy will be voted for his election as director, unless the proxy contains contrary instructions. The Company has no reason to believe that the nominee will not be a candidate or will be unable to serve. However, in the event that the nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person as shall be designated by management.

Members of the Board of Directors

         The following table provides the name and age of the nominee and the other members of the Board of Directors, their respective principal occupations or employments during at least the past five years and the period during which each has served as a director of the Company.

                                Director    Principal Occupation, Other Business
Name                      Age    Since      Experience and Other Directorships
----                      ---   --------    ------------------------------------

               Nominee for Election as Class III Director to Serve
                  Until the 2005 Annual Meeting of Stockholders

Jack H. Kessler,  Ph.D....51     1986       Chief Executive Officer of the
                                            Company  since  December  1999,
                                            Chief  Scientific   Officer  and
                                            Secretary  since May 1991, and
                                            Chairman of the Board of Directors
                                            of the Company since May 1996.
                                            Executive  Vice-President  of the
                                            Company  from May  1991 to  December
                                            1999.  The  Company's  sole
                                            stockholder, officer and director
                                            from 1986 to 1991. From January
                                            1990 until May 1991, principal
                                            systems  engineer  for  Kollsman
                                            Manufacturing Company, a  diagnostic
                                            instrument  design  and
                                            manufacturing company.

                     Class I Directors Whose Terms Continue
                  Until the 2003 Annual Meeting of Stockholders

Paul C. Desjourdy.........40     1996       President,  Chief Operating Officer
                                            and General Counsel of the
                                            Company since December  1999,  Chief
                                            Financial  Officer since
                                            September  1993, and Treasurer  from
                                            May 1994.  Executive Vice
                                            President of the Company from July
                                            1996 to December  1999, and
                                            Vice-President  - Finance  and
                                            Administration  of the Company
                                            from  September  1993 to July 1996.
                                            Attorney  at the law firm
                                            of Choate Hall & Stewart from 1989
                                            to 1993.  Certified  Public
                                            Accountant at Arthur Andersen & Co.
                                            from 1983 to 1986.

Eugene Lieberstein........63     1998       Law  partner at the law firm of
                                            Anderson  Kill & Olick,  P.C.
                                            specializing in patent  procurement
                                            and  litigation  (Mr.
                                            Lieberstein  and his firm  serve  as
                                            patent  counsel  for the
                                            Company)  since  March  2000.  Law
                                            partner at the law firm of
                                            Wyatt,  Gerber, Meller and  O'Rourke
                                            specializing  in patent
                                            procurement  and  litigation  (Mr.
                                            Lieberstein  and his  firm
                                            served as patent  counsel for the
                                            Company)  from 1993 to March
                                            2000.  Patent Counsel for Union
                                            Carbide  Corporation from 1970
                                            to 1993.

                                Director    Principal Occupation, Other Business
Name                      Age    Since      Experience and Other Directorships
----                      ---   --------    ------------------------------------

                    Class II Directors Whose Terms Continue
                  Until the 2004 Annual Meeting of Stockholders

James C. Richards, Ph.D...54     1991       President, Chief  Executive  Officer
                                            and  a  director  of
                                            EdgeLight   BioScience,   Inc.,  a
                                            privately   held  company
                                            specializing in waveguide
                                            technologies,  since October 2000.
                                            President, Chief  Executive  Officer
                                            and  a  director  of
                                            IntelliGene,  Inc., a privately held
                                            company  specializing in
                                            DNA  probe  technologies,  from
                                            October  1995  to  September
                                            2000. President and Chief  Executive
                                            Officer of the Company
                                            from May 1991 to September  1995 and
                                            Treasurer of the Company
                                            from May 1991 to May 1994.  Managing
                                            Director and  principal
                                            stockholder  of Carlton Bio Venture
                                            Partners,  a  consulting
                                            firm   specializing   in   financing
                                            and   acquisition   of
                                            healthcare,  medical  products  and
                                            biotechnology  companies
                                            from  1990  to  1991.   Director  of
                                            business  planning  and
                                            development for Gene-Trak   Systems,
                                            a joint venture originally   between
                                            AMOCO Corporation   and   Integrated
                                            Genetics, Inc., engaged in
                                            developing   diagnostic  test
                                            devices  using  DNA  probes for  the
                                            healthcare  and  food
                                            industries, from 1986 to 1990.

Richard F. Maradie........54     1998       Consultant  to  various   companies
                                            since  September  2000.
                                            Senior Vice  President of Commercial
                                            Development  of Oakwood
                                            Laboratories,  a private
                                            biopharmaceutical company developing
                                            drug  delivery  technologies,  from
                                            April  1998 to  September
                                            2000.  President,  Chief Executive
                                            Officer and a director of Novavax,
                                            Inc., a public biopharmaceutical
                                            company developing topical and oral
                                            drug delivery technologies,  from
                                            March 1997 to August  1998.
                                            President, Chief  Executive  Officer
                                            and a director  of  Protyde
                                            Pharmaceuticals, Inc.,   a  private
                                            biopharmaceutical company developing
                                            products  for  the diagnosis  and
                                            treatment of cancer, from  1994  to
                                            1997.  Executive Vice President  and
                                            Chief  Operating  Officer  of
                                            Platelet Research Products, Inc., a
                                            private biopharmaceutical  company
                                            developing  therapeutic  products
                                            derived  from  blood   platelets,
                                            from  to  1991  to  1994.
                                            President, Chief Operating  Officer
                                            and a director of VimRx
                                            Pharmaceuticals,   Inc.,  a  public
                                            pharmaceutical   company  developing
                                            therapeutics based on natural
                                            products, from 1988 to 1991.

         The Board of Directors recommends that the Stockholders vote FOR the nominee.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors of the Company met three times in the fiscal year ended December 31, 2001. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves. The Board of Directors does not have a Nominating Committee.

     Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The current members of the Executive Committee are Messrs. Kessler (Chairman), Desjourdy and Richards. The Executive Committee did not meet during fiscal 2001.

         Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal control which management has established, the Company's process for monitoring compliance with laws and regulations, the independence of the outside auditors and the audit process. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company's accounting methods and internal control procedures. Specific duties of the Audit Committee are set forth in its charter. The current members of the Audit Committee are Messrs. Richards (Chairman), Maradie and Lieberstein. Each member of the Audit Committee is an "independent director', as that term is defined in Rule 4200(a) (14) of the listing standards of the NASD. The Audit Committee met once during fiscal 2001.

     Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for the Company's executives. The current members of the Committee are Messrs. Kessler (Chairman), Maradie and Lieberstein. The Compensation Committee did not meet during fiscal 2001.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2002 for (i) each of the Company's directors, (ii) each of the Named Executive Officers (as defined in "Executive Compensation"), (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock:

Name and Address of                          Shares of Common       Percent of
Beneficial Owner (1)                     Stock Beneficially Owned    Class (2)
-----------------------                  ------------------------    ---------

Richard P. Morgenstern (3)                      645,000                15.4%

Dr. Jack H. Kessler (4)(5)                      621,514                14.2%

Paul C. Desjourdy (4) (6)                       491,814                11.2%

Richard M. Lilly (7)                            330,622                 7.9%

Dr. James C. Richards (4)(8)                    132,451                 3.2%

Eugene Lieberstein (4)(9)                        58,350                 1.4%

Richard F. Maradie (4)(10)                       16,250                   *

All Executive Officers
and Directors as a Group (5 persons) (11)     1,320,379                28.6%
-----------------------------------------
*        Less than 1% of the Common Stock outstanding.
(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Based upon 4,190,204 shares of Common Stock but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options or warrants exercisable within 60 days.
(3) Includes 90,000 shares owned by the Alan S. Morgenstern 1994 Trust, 90,000 shares owned by Carol E. Morgenstern, 60,000 shares owned by Pure Holdings, L.P., 10,000 shares owned by Star Investments, L.P., 165,000 shares held by Mr. Morgenstern as custodian for his children and 110,000 shares held by Carol E. Morgenstern as custodian for her children. The address of Mr. Morgenstern is c/o Paul Goodnough, 543 Country Club Drive, Wood Ranch, CA 93065.
(4) The address of Directors Kessler, Richards, Desjourdy, Maradie and Lieberstein is c/o Symbollon Pharmaceuticals, Inc., 37 Loring Drive, Framingham, MA 01702.
(5) Includes 1,100 shares owned by his minor child and currently exercisable options to purchase 185,000 shares of Common Stock.
(6) Includes currently exercisable options to purchase 185,000 shares of Common Stock.
(7) Includes 10,000 shares owned by his minor children, 5,500 shares owned by his wife and 14,748 shares owned by Indianapolis Securities, Inc., which Mr. Lilly may be considered to beneficially own, and to have shared investment and voting power with respect to. The address of Mr. Lilly is 11300 Sundance Lane, Boca Raton, FL 33428.
(8) Includes currently exercisable options to purchase 13,750 shares of Common Stock.
(9) Includes currently exercisable options and warrants to purchase 19,250 shares of Common Stock.
(10) Includes currently exercisable options to purchase 16,250 shares of Common Stock.
(11) Includes currently exercisable options and warrants to purchase 419,250 shares of Common Stock held by executive officers and directors as a group.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by the Company for each of the Company's last three completed fiscal years to its executive officers whose annual compensation exceeded $100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.


                          Summary of Compensation Table

                                                          Annual                     Long Term
                                                        Compensation                Compensation
                                                        ------------            -----------------------
                                                          Salary                 Securities Underlying          All Other
Name and Principal Position                 Year            ($)                    Options/SARs (#)        Compensation($)(1)
---------------------------                 ----        ------------            -----------------------    ------------------

Jack H. Kessler                             2001        $225,000                                                $   624
 Chief Executive Officer, Chief             2000        $175,000                     150,000                    $   624
 Scientific Officer and Secretary           1999        $160,000                     180,000                    $   624

Paul C. Desjourdy                           2001        $215,000                                                $   264
 President, Chief Operating Officer,        2000        $170,000                     150,000                    $   264
 Chief Financial Officer and Treasurer      1999        $145,000                     180,000                    $   264
--------------------------------------
(1)      For each year includes  premiums paid on term life insurance on behalf of the Named Executive  Officers in the following amounts: Dr. Kessler: $624 and Mr. Desjourdy: $264.



Aggregated Fiscal Year-End Option Values

         The following table set forth certain information with respect to the number of unexercised stock options held by each Named Executive Officer on December 31, 2001, and the value of the unexercised in-the-money options at that date.


                    Aggregated Fiscal Year-End Option Values

                                                                                     Value of Unexercised
                                          Number of Securities                           In-The-Money
                                         Underlying Unexercised                       Options at Fiscal
                                        Options at Fiscal Year-End                     Year-End ($)(1)
                                    --------------------------------------      --------------------------------
         Name                       (#)Exercisable     (#)Unexercisable           Exercisable     Unexercisable
         ----                       --------------     ----------------           -----------     -------------

Jack H. Kessler                      185,000               160,000                $   1,850         $   1,000
Paul C. Desjourdy                    185,000               160,000                $   1,850         $   1,000
------------------

(1) The value of unexercised in-the-money options at December 31, 2001, was determined by multiplying the difference between the fair market value
         (the closing sales price) of the Common Stock at the close of business on December 31, 2001 ($1.95 per share) and the option exercise price, by the number of options outstanding at that date.


Director Compensation

         Upon Board of Directors' approval in May 1998, the Company no longer provides cash compensation to directors for attendance at board or committee meetings. Each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Common Stock at the then fair market value under the Company's 1995 Non-Employee Directors' Stock Option Plan. The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. In addition, in 1998 when they joined the Board of Directors Messrs. Lieberstein and Maradie were each granted an option under the Company's 1993 Stock Option Plan at the then fair market value, vesting equally over three years, to purchase 10,000 shares of Common Stock. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

Employment Agreements

         On December 14, 1999, the Company entered into new employment agreements with Dr. Jack H. Kessler, its Chairman of the Board of Directors, Chief Executive Officer and Chief Scientific Officer and with Mr. Paul C. Desjourdy, its President, Chief Operating Officer, General Counsel, Chief Financial Officer and a director. Both agreements expire in December 2005. In 2002, Dr. Kessler and Mr. Desjourdy will receive salaries of $225,000 and $215,000, respectively, per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of the Company's Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. They will be entitled to participate in employee benefit plans.

         The Company has the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone confidential information of the Company during the term of their employment or thereafter and will not compete with the Company utilizing the Company's proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of the Company shall be the property of the Company.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to the Company's technology, is not expected to be assigned to the Company. As a result, use of the Company's technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

         For information on the Company's executive loan program for stock option exercise, see "Certain Transactions" below.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during 2001 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied, except that Dr. Richards inadvertently filed a Form 4 Statement of Changes in Beneficial Ownership for the months of May, September and October 2001, reflecting sales of the Common Stock, after the applicable filing period.

                              CERTAIN TRANSACTIONS

         For its services as placement agent for the Company's 1999 private placement of units consisting of shares of Common Stock and warrants (each warrant exercisable for one share of Common Stock (the "Warrants")), Indianapolis Securities, Inc., of which Richard M. Lilly is a principal, received aggregate cash commissions of $106,733 and 60,990 Warrants from the Company. The 60,990 Warrants were exercised at $3.00 per share in August 2000.

         During 2001, the Company paid an aggregate of approximately $94,000 for legal services to Eugene Lieberstein or Anderson Kill & Olick, P.C., of which law firm he was a partner.

         In May 2000, the Board of Directors approved an executive loan program pursuant to which the Company's executives could borrow from the Company up to $500,000 each for the purpose of exercising stock options. Under the program, any borrowings would be evidenced by a promissory note bearing interest at the applicable federal rate and secured by the underlying shares purchased. In the event the executive's employment with the Company is terminated prior to December 31, 2005, and the market value of the pledged shares on the date of such termination is less than the principal and accrued but unpaid interest under the note at such time, then the Company's sole recourse for payment of the note would be the pledged shares.

         In January 2001, Messrs. Kessler and Desjourdy exercised options to purchase 211,281 and 251,614 shares of Common Stock, respectively, pursuant to the Company's executive loan program. The principal amounts of the promissory notes for Messrs. Kessler and Desjourdy were $385,645 and $448,915, respectively. For information concerning employment agreements with and options granted to or held by the Company's officers, see "Executive Compensation".

Audit Committee Report

         In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2001.

         The Audit Committee has discussed with BDO Seidman, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

         The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as modified or supplemented, and has discussed with BDO Seidman, LLP that firm's independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

         This report is submitted by the members of the Audit Committee.

                                    James C. Richards (Chairman)
                                    Richard F. Maradie
                                    Eugene Lieberstein

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends a vote for the ratification of BDO Seidman, LLP ("BDO") as the independent auditors for the Company for 2002.

         BDO served as the Company's independent accountants for its 2001 fiscal year. The Company has requested that a representative of BDO attend the meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

Audit Fees

         The aggregate fees billed by BDO as the Company's independent auditors to conduct the annual audit of the Company's books and records for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for fiscal 2001 were $45,000.

Financial Information Systems Design and Implementation Fees

         There were no fees billed by BDO for services relating to financial information systems design and implementation for fiscal 2001.

All Other Fees

         The aggregate fees billed by BDO for all other services rendered to the Company during fiscal 2001 were $2,000, which related to Securities and Exchange Commission registration statement review.

         The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining BDO's independence.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 2003 PROXY STATEMENT

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2003 annual meeting, such proposals must be received by the Company no later than December 9, 2002. Proposals should be directed to the attention of the Assistant Secretary of the Company.

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



           STOCKHOLDERS PROPOSALS FOR PRESENTATION AT THE 2003 ANNUAL
                MEETING WITHOUT INCLUSION IN THE PROXY STATEMENT

         Stockholders who wish to present any proposal or matter at the 2003 Annual Meeting of Stockholders (other than by the process for including stockholder proposals in the proxy statement) are required to notify the Investor Relations Department of the Company of their intent no later than February 23, 2003. The notice should describe the proposal or matter. This requirement does not apply to the deadline for submitting stockholder proposals for inclusion in the proxy statement (see "Stockholders Proposals for the 2003 Proxy Statement" above), nor does it apply to questions a stockholder may wish to ask at the meeting.

         The Company retains discretion to vote proxies it receives with respect to such proposals received after February 23, 2003. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 23, 2003 provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is furnishing without charge to each person whose proxy is being solicited, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                                   By order of the Board of Directors,

                                            PAUL C. DESJOURDY
                                           Assistant Secretary

Dated: April 8, 2002

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